CONSENT

Each of the undersigned hereby consents to the use of its name and references to, and the use of information derived from, the technical report dated September 10, 2009 entitled “Pampa El Toro Mineral Resource Technical Report” in the following documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission and which is being incorporated by reference into the registration statement on Form S-8 (No. 333-151385) of the Company:

1.

The Company’s annual information form for the fiscal year ended October 31, 2009; and

2.

The Company’s management’s discussion and analysis for the fiscal year ended October 31, 2009.

DATED January 29, 2010

SRK Consulting (South Africa) (Pty) Ltd.

(signed) Mark Wanless

Mark Wanless

Per:  (signed) Victor Simposya

Print Name:  Victor Simposya

Title:  Partner & Principal Geologist